Charles A. Etherington
                                 Attorney at Law
                        4500 Main Street P.O. Box 418210
                        Kansas City, Missouri 64141-9210
                            Telephone (816) 340-4051
                            Telecopier (816) 340-4964
                           --------------------------

                                                               November 30, 1998


American Century Mutual Funds, Inc.
American Century Tower
4500 Main Street
Kansas City, Missouri  64111

Ladies and Gentlemen:

         As counsel to American Century Mutual Funds, Inc., I am generally familiar with its affairs. Based upon this familiarity, and upon the examination of such documents as I have deemed relevant, it is my opinion that the shares of the Corporation described in Post-Effective Amendment No. 79 to its Registration Statement on Form N-1A, to be filed with the Securities and Exchange Commission on November 30, 1998, will, when issued, be validly issued, fully paid and nonassessable.

         For the record, it should be noted that I am an officer of American Century Services Corporation, an affiliated corporation of American Century Investment Management, Inc., the investment adviser of American Century Mutual Funds, Inc.

         I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 79.

                           Very truly yours,

                           /s/Charles A. Etherington
                           Charles A. Etherington